Exhibit 99.(c)(ii)

Di s cuss ion Materia l s Janu a ry 11, 2024

P r e limina r y Dr a f t – Con f i d e n t ial Im p or tant D i sclosur e s The following pages contain material provided to the Special Committee (the “SC”) of the Board of Directors of Carrols (the “Company” or “Carrols”) by Jefferies LLC (“Jefferies”) in connection with Project FLAME. The information contained in this document was based solely on publicly available information and information made available to Jefferies LLC (“Jefferies”) by the Company. Jefferies has relied, without independent investigation or verification, on the accuracy, completeness and fair presentation of all such information. None of Jefferies, its affiliates or its or their respective employees, directors, officers, contractors, advisors, members, successors, representatives or agents makes any representation or warranty in respect of the accuracy, completeness or fair presentation of any information or any conclusion contained herein. Jefferies, affiliates and its and their respective employees, directors, officers, contractors, advisors, members, successors and agents shall have no liability with respect to any information or matter contained herein. Neither Jefferies nor any of its affiliates is an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction. Any recipient of the information contained herein should seek advice from its own independent tax advisor, legal counsel and/or other advisor with respect to such matters. This presentation is confidential and may not be distributed to any other person or replicated in any form without the prior written consent of Jefferies. This document is not an offer, nor a solicitation of an offer, of the sale or purchase of securities, nor shall any securities of the Company be offered or sold, in any jurisdiction in which such an offer, solicitation or sale would be unlawful. M em b er S I P C • © 2 0 24 Jef f e r i e s LL C. 2 Disclaimer

Agenda

Situation Overview 4

FLAME Public Company Overview 6

Preliminary Financial Analysis 14

Selected RBI Considerations 26

Appendix 30

CARROLS

3

Situation Ove r v iew 4

P r e limina r y Dr a f t – Con f i d e n t ial A c qu i s i t i o n Of f er S u mm a ry Restaurant Brands International, Inc. (NYSE: QSR) Acquiror: Carrols Restaurant Group, Inc. (NASDAQ: TAST) Target: Janu ar y 1 1 , 2 0 24 Prop os a l Re c e i ved : 1 0 0% cash Form o f Co ns i de r a tio n : Cash on hand (no financing contingency) Prop ose d F i n a nc i ng: $ 8 .75 p e r s h a re Prop ose d Purch a s e Pr i c e : 6% premium to share price as of January 10, 2024; 13% premium to the 30 - Day VWAP ($7.77); 18% premium to the 90 - Day VWAP ($7.39) Imp li e d Premium: $575M Imp li e d E q uity V a l u e : (1) $965M Imp li e d En te rpr i s e V a l u e : (1)(2) 6 . 6 x (2 0 23 E Ad j u st e d E B I TDA o f $145 . 4 M ) 2023 P A d j . EB I T DA Mu ltiple (2)(3) 6.1x (20 2 4P Ad ju s t e d EB I T D A of $ 1 5 7.4 M ) 2 0 2 4 P Ad j . EBI T DA M u l tip l e (2)(3) RBI is not interested in “alternative transactions such as block trades, partial acquisitions or rolling our equity stake into another transaction” A l t e rn a ti v e T r a n sa ctio n s RBI has “substantially completed due diligence” Prop ose d Di li g e nce R BI has d i s cuss e d the t r an s action with its Boa r d of D i re cto r s The complete transaction terms remain subject to final Board approval and are subject to the negotiation of acceptable transaction documentation In arriving at its proposal, RBI considered the “hundreds of millions of dollars of capital expenditures that will be required to accelerate the po r tfo l i o ’s r e m od e l pac e ” Transaction is conditioned on both: (i) Approval of a Special Committee of independent directors of FLAME and (ii) the affirmative vote of the holders of FLAME’s common stock not affiliated with RBI (i.e., a “majority - of - the - minority” vote) N e c ess a ry Appro v a l s / O t he r Envision negotiating definitive documentation over the coming weekend and announcing a transaction by 5am ET on Tuesday, January 16 th Offer will expire if no definitive agreement is reached by that time Timing RBI Proposal Overvie w Source: RBI offer letter of January 11, 2024. (1) Fully diluted shares outstanding includes basic shares outstanding (51.602 million), convertible preferred stock (9.415 million), non - vested common shares (2.885 million), 2023 PSUs (0.798 million), 2024 executive grants (0.488 million), 2024 employee awards (0.326 million), 2024 director awards (0.085 million) and stock options (0.925 million @ $7.12 strike price). (2) Enterprise value calculation includes $45M cash and $434M debt as of year end 2023E. (3) E B I T D A i s bu rde n e d by s t o c k - b ase d c o mpe n s a t i o n a n d p r e - o p e n i n g e x p e n ses . 5

FL A ME Public Co m pa ny Ove r v iew 6

P r e limina r y Dr a f t – Con f i d e n t ial 0 1, 0 00 2, 0 00 3, 0 00 4, 0 00 5, 0 00 6, 0 00 $ 0 . 00 $ 2 . 00 $ 4 . 00 $ 6 . 00 $ 8 . 00 J a n - 2 0 J a n - 2 1 J a n - 2 4 V o l u m e Pric e Volume (Th ou s a n ds ) 8 ($M i l l i o n s, exc e pt per s h are d ata) Price 7 Sources: Company filings, S&P Capital IQ as of January 10, 2024. 1) Rent expense capitalized at 6.0x and estimated based on LTM Q3’23 figures. Strong YTD Trading Momentum Driven by Operational and Margin Improvements Stock Price Performance (Last Five Years) Capitalization Table (As of December 31, 2023) (3) Jan - 22 FY 2020 Re s u l ts R e v e nu e: (1% ) v s. c o nse n s us E B I T D A : +2 % v s. c o nse n s us M a y 2019 A c qu ir e s 165 B u r g er K i n g and 55 Pop e y es l o c atio n s F Y 2019 Re s u l ts R e v e nu e: +1 % v s. c o nse n s us E B I T D A : (1% ) v s. c o nse n s us T r a ding S um m a ry 4 5 6 F Y 2021 Re s u l ts R e v e nu e: +1 % v s. c o nse n s us E B I T D A : +1 % v s. c o nse n s us J a n - 2 3 7 J a n - 1 9 1 FY 2018 Re s u l ts R e v e nu e: (3% ) v s. c o nse n s us E B I T D A : (7% ) v s. c o nse n s us F e b r u a r y 2019 Carro l s expan ds i n to Pop e y es B ra n d , ac q u ir i n g 221 resta u ra n ts 2 3 FY 2022 Re s u l ts R e v e nu e: +1 % v s. c o nse n s us E B I T D A : +1 8% v s. c o nse n s us A pr i l 2023 A pp o i nts D e b orah D er b y as n ew CE O 8 5 7 $12.00 1 2 $10.00 3 4 6 3) Pro Forma for reduction of Term Loan B by $30M and Senior Notes by $9.9M with cash from the balance sheet. 4) Reflects management estimates. Burdened by stock - based compensation ($5.6 million in ’23, $5.0 million in ’24) and pre - opening costs ($0.03 million in ’23, $0.075 million in ’24). 2) Fully diluted shares outstanding include basic shares outstanding (54.496 million), convertible preferred stock (9.415 million), non - vested common 5) Reflects consensus estimates. Burdened by stock - based compensation ($5.6 million in ’23, $5.0 million in ’24) and pre - opening costs ($0.03 million in ’23, $0.075 million in ’24). shares (2.744 million), performance - based restricted shares (0.600 million), performance based RSUs (0.798), time - based RSUs (0.017 million) and stock 6) Reflects management estimates. Private Company EBITDA that adds back stock - based compensation ($5.6 million in ’23, $5.0 million in ’24) and pre - opening costs ($0.03 million in options (0.976 million @ $7.12 strike price). ’23, $0.075 million in ’24) & public to private cost savings estimated at $5.0mm annually. (4) (4) (5) $143 $153 (5) (6) $156 (6) $168 52 - wee k h i g h (1/5 /2 02 4): $8 .58 Maturity Interest Rate Cu m . Rent Ad j . Leverage (1) Cum. Leverage $ S + 325 S + 325 5.875% Jan - 26 A p r - 26 Jul - 29 Ca s h and Ca s h Equ i va le n t s R e v ol v ing S e nior C red it F aci l it y ( $215 M ) T e rm L oan B S e nior No t e s F inance L e a s e $45 $0 $133 $290 $11 0.0x 0.9x 3.0x 3.1x 2.9x 3.4x 4.4x 4.5x Gr o s s D ebt N e t D e bt $434 $389 3.1x 2.7x 4.5x 4.3x Current As of 1/10/24 10/6/23 $8.24 $6.05 S h a r e P r i ce $8.58 $7.75 52 - W ee k Hi g h $1.52 $1.31 52 - W ee k Low 68.20 (2) 67.51 Dilut e d S h a r e s Outst a nding $562 $408 I mpli e d Equity V a lue $142 Ba s e d on L T M Q3'23 A dj. EB I T D A of : Ba s e d on L T M Q3'23 EB I T D A R of : $273 434 (3) (45) (+) T o t a l D e bt ( - ) C a s h & Equ i v a l e n t s I mp li e d En t e rp ris e V a l ue 477 (41) $844 $951 2023E Management Adj. EBITDA 2024P Management Adj. EBITDA $141 $155 $145 $157 2023E C o n se n s u s Adj . E B I T D A 2024P Consensus Adj. EBITDA $133 $135 2023E P ri v a t e C o mp a n y E B I T D A 2024P P ri v a t e C o mp a n y E B I T D A $151 $165 EV / 2023E Management Adj. EBITDA EV / 2024P Management Adj. EBITDA 6 . 0 x 5 . 5 x 6 . 5 x 6 . 0 x EV / 2023E Consensus Adj. EBITDA EV / 2024P Consensus Adj. EBITDA 6 . 4 x 6 . 2 x 6 . 6 x 6.2x EV / 2023E P ri v a t e C o mp a n y E B I T D A EV / 2024P P ri v a t e C o mp a n y E B I T D A 5 . 6 x 5 . 1 x 6 . 1 x 5 . 7 x

Preliminary Draft – Confidential

FLAME has Outperformed Peer Indices Over the Last Two Years

Indexed Share Price Performance (Last Two Years)


200%
175%
150%
125%
100%
75%
50%
25%
0%
(25%)
(50%)
(75%)
Jan-22
Apr-22
Jul-22
Oct-22
Jan-23
Apr-23
Jul-23
Oct-23
Jan-24
FLAME: 183%
Arcos Dorados: 123%
Small-Cap FSR(1): (12%)
Small-Cap LSR(2): (26%)
Preliminary Draft- Analysis and Assumptions Subject to Refinement/Change

Sources: Company filings, S&P Capital IQ and Wall Street research as of January 10, 2024.
1) Small-Cap FSR Index includes BJRI, CHUY, RRGB, STKS.
2) Small-Cap LSR Index includes LOCO, NDLS, PBPB.

8

Preliminary Draft – Confidential

Public Market Views: FLAME EV / NTM EBITDA Multiple Over Time vs. Peers


COVID (Mar-20 – Feb-21)
45.0x
40.0x
35.0x
30.0x
25.0x
20.0x
15.0x
10.0x
5.0x
0.0x
Jan-19
Jul-19
Jan-20
Jul-20
Jan-21
Jul-21
Jan-22
Jul-22
Jan-23
Jul-23
Jan-24
Small-Cap FSR(1)
Small-Cap LSR(2)
Arcos Dorados
RBI
FLAME
14.2x
8.0x
6.6x
6.2x
6.1x
Preliminary Draft- Analysis and Assumptions Subject to Refinement/Change

	FLAME	Arcos Dorados	RBI	Small-Cap FSR	Small-Cap LSR
Current	6.6x	6.1x	14.2x	8.0x	6.2x
Last 30 Days	6.3x	6.2x	13.9x	8.3x	6.2x
Last 180 Days	6.6x	5.8x	13.5x	7.6x	6.1x
1-Year	7.1x	5.6x	13.8x	7.9x	6.7x
3-Year	7.3x	6.6x	13.6x	8.5x	8.4x
5-Year	7.4x	6.6x	13.5x	7.8x	8.3x
Pre-COVID (before Mar-20)	7.5x	7.0x	13.2x	6.6x	8.3x
Post-COVID (after Feb-21)	7.3x	6.4x	13.6x	8.2x	8.3x

Note: NTM EBITDA figures unburdened by stock-based compensation and pre-opening expenses.
Source: S&P Capital IQ as of January 10, 2024 and Wall Street equity research.
1) Small-Cap FSR Index includes BJRI, CHUY, RRGB, STKS.
2) Small-Cap LSR Index includes LOCO, NDLS, PBPB.

9

P r e limina r y Dr a f t – Con f i d e n t ial FY2024P FY2023E Pri c e Tar g et Recommendation Firm Date EPS A d j. E B IT D A Revenue EPS A d j. E B IT D A Revenue 01 /10/24 Firm A $1 0.00 01 /11/24 Frim B $1 3.00 $1 , 877 $1 , 930 Co n se n su s M ea n : $1 1.50 $1 , 875 $143 $0 . 48 $1 , 937 $153 $0 . 58 M a n a g em e n t Estimate s : N /A $1 , 871 $145 N /A $1 , 964 N /A 10 Sources: Wall Street research and Capital IQ as of January 10, 2024. 1) R e fl e c t s P re Q4 P re - R e l e a s e es t i ma t es . 2) Reflects Analysts Estimates. EBITDA Burdened by stock - based compensation ($5.6 million in ’23, $5.0 million in ’24) and pre - opening costs ($0.03 million in ’23, $0.075 million in ’24). 3) Reflects consensus estimates. Burdened by stock - based compensation ($5.6 million in ’23, $5.0 million in ’24) and pre - opening costs ($0.03 million in ’23, $0.075 million in ’24). 4) Reflects management estimates. Burdened by stock - based compensation ($5.6 million in ’23, $5.0 million in ’24) and pre - opening costs ($0.03 million in ’23, $0.075 million in ’24). Selected Wall Street Research Perspectives (Post Q4 Pre - Release) S e l e c t e d Ana l y st E s t i m a tes Ev olut ion of Ana l y st R e co m m e ndations Buy S e l e c t e d Ana l y s t s Com m e nt a ry 80% 80% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 20% 20% $ 0 . 0 0 $ 2 . 0 0 $ 4 . 0 0 $ 6 . 0 0 $ 8 . 0 0 $ 1 0. 00 $ 1 2. 00 1 0 0% 90% 80% 70% 60% 50% 40% 30% 20% 10% 0% 4 5 5 5 4 4 4 4 4 4 4 4 Consensus 4 P r ice Ta r g et “ Carrols delivered another impressive result in Q3 with upside on sales and a big earnings beat. Restaurant - level margins reached the mid - teens level again and we have confidence TAST can sustain margins going forward. Importantly, the sustained profitability and stronger balance resulted in the Board initiating a regular quarterly dividend for the first time, which could broaden the investor base. Despite the run in the stock, we see potentia l for more upside. ” - F i r m B, N ov e m b e r 2023 “TAST's slightly positive BK traffic, with drivers ahead (marketing, operations, kiosk rollout and remodels) gives us increased confidence in the Burger King turnaround . TAST is also benefiting from rapidly expanding margins , due to operating efficiency efforts, tamed cost inflation and Burger King's focus on being profitable. TAST initiated a quarterly dividend, which signals confidence in its balance sheet and the BK turnaround, in our view .” - F i r m A , Nov e mbe r 2023 (4) (3) $157 (4) (3) Jan - 23 Feb - 23 Mar - 23 Apr - 23 May - 23 Jun - 23 Jul - 23 Aug - 23 Sep - 23 Oct - 23 Nov - 23 Dec - 23 Jan - 24 P r ice Ta r g e t B uy / O ve r w e ig ht H o l d /N e utr al # N u m b e r of A na l y sts $1,874 (1) $154 (2) $0 . 47 (1) $1,944 (1) $0.56 (1) $144 (2) Buy $143 (2) $152 (2) $0 . 49 (2) $0.59 (2)

Preliminary Draft – Confidential

FLAME Trading Activity & LTM Summary

Market Snapshot[1]

Current	$8.24
20-Day VWAP	$7.85
30-Day VWAP	$7.77
60-Day VWAP	$7.65
90-Day VWAP	$7.39
180-Day VWAP	$6.92
LTM VWAP	$5.84
52-Week High	$8.58
52-Week Low	$1.52

LTM Cumulative Volume Below Price (%)


Current: $8.24
RBI Proposal: $8.75
5.9%
9.7%
14.1%
22.9%
37.2%
57.7%
69.5%
89.7%
100.0%
<$2.50
<$3.25
<$4.00
<$4.75
<$5.50
<$6.25
<$7.00
<$7.75
<$8.50
Volume Traded as a % of Float(2):
26%
43%
63%
103%
167%
259%
312%
402%
448%

Preliminary Draft- Analysis and Assumptions Subject to Refinement/Change

Source: S&P Capital IQ as of January 10, 2024.
1) VWAPs account for all calendar days for the LTM period ended January 10, 2024.
2) Float excludes shares owned by corporate insiders and activist investors.

11

Preliminary Draft – Confidential

FLAME Management Projections

At the direction of FLAME Management, Jefferies based its preliminary financial analysis on these financial projections per FLAME Management as of December 2023

	Year Ending December 31,						
($Millions)	2022A	2023E	2024P	2025P	2026P	2027P	2028P
Revenues	**$1,730.4**	**$1,871.2**	**$1,963.9**	**$2,045.2**	**$2,133.2**	**$2,228.0**	**$2,328.8**
% Growth	-	*8.1%*	*5.0%*	*4.1%*	*4.3%*	*4.4%*	*4.5%*
Cost of Food & Paper	534.2	521.1	564.8	592.3	623.4	656.9	692.5
% of Revenue	*30.9%*	*27.9%*	*28.8%*	*29.0%*	*29.2%*	*29.5%*	*29.7%*
Restaurant Labor	585.2	606.0	625.3	648.6	674.2	702.0	731.7
% of Revenue	*33.8%*	*32.4%*	*31.8%*	*31.7%*	*31.6%*	*31.5%*	*31.4%*
Operating Expenses	343.9	368.4	381.2	403.6	417.7	433.0	449.3
% of Revenue	*19.9%*	*19.7%*	*19.4%*	*19.7%*	*19.6%*	*19.4%*	*19.3%*
Rent Expense	125.5	128.5	131.2	134.3	137.9	141.9	146.1
% of Revenue	*7.3%*	*6.9%*	*6.7%*	*6.6%*	*6.5%*	*6.4%*	*6.3%*
Restaurant EBITDA	**$141.6**	**$247.1**	**$261.4**	**$266.4**	**$280.0**	**$294.3**	**$309.2**
Restaurant Margin %	*8.2%*	*13.2%*	*13.3%*	*13.0%*	*13.1%*	*13.2%*	*13.3%*
G&A Expenses	79.1	96.1	96.8	98.9	102.7	105.0	107.3
% of Revenue	*4.6%*	*5.1%*	*4.9%*	*4.8%*	*4.8%*	*4.7%*	*4.6%*
Adjustments							
Triage Store Closures			0.8	0.8	0.8	0.8	0.8
Local Marketing			2.0	2.1	2.2	2.2	2.3
Remodel Downtime			(4.9)	(3.0)	(3.0)	(3.0)	(3.0)
Adjusted EBITDA	**$62.5**	**$151.1**	**$162.5**	**$167.4**	**$177.3**	**$189.3**	**$202.0**
Adj. EBITDA Margin %	*3.6%*	*8.1%*	*8.3%*	*8.2%*	*8.3%*	*8.5%*	*8.7%*
Less: Capex	(37.2)	(52.0)	(85.0)	(81.2)	(72.3)	(77.0)	(77.1)
Less: (Inc) / Dec in NWC	(10.2)	6.2	(10.0)	(3.0)	2.0	2.0	2.0
Free Cash Flow	**$15.0**	**$105.3**	**$67.5**	**$83.2**	**$107.0**	**$114.4**	**$126.9**

Preliminary Draft- Analysis and Assumptions Subject to Refinement/Change

Source: FLAME financial projections provided by FLAME Management, as approved for Jefferies' use by the Special Committee..

12

P r e limina r y Dr a f t – Con f i d e n t ial FLAME Mgmt. W al l S tre e t C onsens u s $153 2024P $157 $143 2023E $145 A d j. EBITDA ($Millions) FLAME Mgmt. W al l S tre e t C onsens u s $1,937 2024P $1,964 $1,875 2023E $1,871 Revenue ($Millions) Variance ( M ana ge me n t Less C o ns e ns u s ) Consensus P roject F LAME Mana g e me n t P rojec t ions 2024P 2023E 2024P 2023E 2024P 2023E $27 ($4) $1,937 $1,875 $1,964 $1,871 Revenue - - 3% 8% 5% 8% G rowth % $4 $2 $153 (3) $143 (3) $157 (1) $145 (1) Adj. EBI T DA - - 7% 130% 8% 133% G rowth % Comparison of FLAME Management Forecasts vs. Current FLAME Management Forecasts vs. Wall Street Consensus (1) Source: FLAME financial projections provided by FLAME Management, as approved for Jefferies’ use by the Special Committee and S&P Capital IQ as of January 10, 2024. 1) Reflects management estimates. Burdened by stock - based compensation ($5.6 million in ’23, $5.0 million in ’24) and pre - opening costs ($0.03 million in ’23, $0.075 million in ’24). 2) Reflects consensus estimates. Burdened by stock - based compensation ($5.6 million in ’23, $5.0 million in ’24) and pre - opening costs ($0.03 million in ’23, $0.075 million in ’24). FLA ME – Wa l l S t re e t Consensus Estimates Overvie w 13

P r eliminar y Financial Analysis 14

Preliminary Draft – Confidential

Methodologies and Additional Information

Methodology	General Description	Comments
Analysis of Selected Publicly Traded Companies	▪ Estimates current market value of FLAME shares based on trading multiples of selected publicly traded companies generally considered relevant for comparative purposes	▪ Reviewed 8 U.S. listed public restaurant companies with similar business model or financial attributes
Discounted Cash Flow Analysis	▪ Estimates the value of FLAME share price based on the present value of the Company's risk-adjusted cash flow	▪ Terminal value calculated using perpetuity growth method ▪ Discount rate range based on weighted average cost of capital methodology was applied to FLAME's projected unlevered cash flows
Additional Information (For Reference Only)		
Analysis of Selected Transactions	▪ Estimates value of FLAME share price based on a review of selected merger and acquisition transactions generally considered relevant for comparative purposes	▪ Reviewed 16 acquisitions of franchisee companies with publicly disclosed and undisclosed transaction valuation data ▪ Excluded non-franchisee restaurant companies with brand ownership (e.g., franchisor or company-operated stores)
Premiums Paid	▪ A review, as an additional reference point for informational purposes, of premiums paid in selected M&A transactions involving public companies	▪ Reviewed 292 all-cash transactions across all industries, excluding financial targets, with transaction equity values between $500M and $2.0B and 20 all-cash restaurant transactions involving U.S. domiciled and listed publicly traded targets closed since January 1, 2012
Discounted Share Price Analysis	▪ An approach, as an additional reference point for informational purposes, to estimate the current value of FLAME share price using the present value of the Company's theoretical future share price	▪ Theoretical future share price calculated based on the current and 1-year NTM EBITDA multiple ▪ Discount rate based on the cost of equity was applied to FLAME's theoretical future share price

Note: Jefferies did not attribute any particular weight to any analysis, methodology or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor; accordingly, Jefferies' analyses must be considered as a whole. Considering any portion of the analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process undertaken by Jefferies.

15

P r e limina r y Dr a f t – Con f i d e n t ial C u rre n t S h a r e P r i ce (1/10/2024): $8.24 M e tri c s Methodology Pre l iminary F i nancial A nalyses S u m m ary 16 At the direction of FLAME Management, Jefferies based its preliminary financial analysis on the financial projections per FLAME Management as of December 2023 2 0 24 A d j u s t ed E BI TD A M u lt i p l e (1) F o r In f o rma t ion al Pu r po ses On l y Se l ec t ed T r a n s a c ti o n s A n a l ysis Fran c h isee T r a n sac t i o n s D i sc o un t ed C a s h Fl o w A n a l ysis P erp e t u it y Gr o w t h M e t h o d ▪ 25 t h - 75 t h P erce n ti l e 1 - d ay prem iu m s o f all ind u s t r i e s @ 1 8 . 8% - 5 2 . 9 % t o s h ar e price as o f 1 / 1 0 / 2 0 24 ▪ 25 t h - 75 t h P erce n ti l e 1 - d ay prem iu m s o f restaurants @ 17.2% - 35.3% to share price as o f 1 / 1 0 / 24 ▪ 6 . 0x – 7 . 0x 2 0 24 A d j u s t ed E BI TD A o f $ 1 5 7 . 4 M (2) ▪ D isc o un t r a te o f 1 1 . 0% - 1 3 . 0 % a n d perpetuity growth rate of 2.5% - 3.5% ▪ 5 . 5x – 7 . 7 5 x 2 0 23 A d j u s t ed E BI TD A o f $145.4M (2) ▪ Bas ed o n d isc lo sed a n d un d isc lo sed t r a n sac t i o n m u lt i p l e s R es t a u r a n t s ( 1 - D a y ) Historical Premiums Paid Analysis A ll I n d u s t r i e s ( 1 - D a y ) D i sc o un t ed S h a r e P r i c e A n a l ysis D isc o un t ed S h ar e P r i c e A n al y sis ▪ 6 . 2x – 7 . 1x N TM A d j u s t ed E BI TD A b ased o n c u rr e n t a n d 1 - year a v erage N TM E BI TD A m u lt i p l e s disc o un t ed at c o st o f eq u it y o f 1 5 . 5 % Se l ec t ed P ub li c C o m p an i e s A n a l ysis 2 0 23 A d j u s t ed E BI TD A M u lt i ple (1) Note: Share prices on chart rounded to the nearest 5 cents. Source: FLAME financial projections provided by FLAME Management, as approved for Jefferies’ use by the Special Committee. 1) Fully diluted shares outstanding includes basic shares outstanding (51.602 million), convertible preferred stock (9.415 million), non - vested common shares (2.885 million), 2023 PSUs (0.798 million), 2024 executive grants (0.488 million), 2024 employee awards (0.326 million), 2024 director awards (0.085 million) and stock options (0.925 million @ $7.12 strike price). ▪ 6 . 2 5 x – 7 . 2 5 x 2 0 23 A d j u s t ed E BI TD A o f $145.4M (2) 2 0 23 A d j u sted E B I T DA o f $ 1 4 5 .4 M (2) 2 0 24 A d j u sted E B I T DA o f $ 1 5 7 .4 M (2) Im p l i e d E n terp r i s e Va l ue / 9.0x 8.1x 7.2x 6.3x 5.4x 8.3x 7.5x 6.7x 5.8x 5.0x 2) Adjusted EBITDA is net of stock - based compensation and pre - opening costs. 3) Reflects the incremental value due to synergies and NOLs from RBI perspective. R B I P r o p os a l (1/11/2024): $8.75 $9.20 $9.65 $9.80 $6.25 $6.20 $8.45 $7.90 $11.25 $11.15 $12.60 $11.20 $10.50 $10.80 $10.10 $4 . 0 0 $6 . 0 0 $8 . 0 0 $1 0 . 00 $1 2 . 00 $1 4 . 00 $1 6 . 00

P r e limina r y Dr a f t – Con f i d e n t ial 17 Source: FLAME financial projections provided by FLAME Management, as approved for Jefferies’ use by the Special Committee. 1) Fully diluted shares outstanding includes basic shares outstanding (51.602 million), convertible preferred stock (9.415 million), non - vested common shares (2.885 million), 2023 PSUs (0.798 million), 2024 executive grants (0.488 million), 2024 employee awards (0.326 million), 2024 director awards (0.085 million) and stock options (0.925 million @ $7.12 strike price). 2) Public company EBITDA burdened by stock - based compensation and pre - opening costs. Analysis at Various Prices (For Reference Only) 3) Private Company EBITDA adds back stock - based compensation, pre - opening costs & public to private cost savings estimated at $5.0mm annually. 4) R un - r a t e E B I T D A i nc l u d e s fu ll y e a r i mp a c t fo r re mo d e l s . RBI ( 01 / 10 / 2 4) V a r i o u s T h e o r e t i c a l P u r c h a se P r i ces R B I P r opos a l (01/11/24) Closing S t ock P r i ce ( 01 / 10 / 2 4) $78.63 $13.00 $12.00 $11.00 $10.00 $9.00 $8.75 $8.24 I ll u s t r at i v e S t ock P r i ce p e r S h a r e 323.985 66.017 65.975 65.925 65.865 65.792 65.771 65.724 Implied Fully Diluted Shares Outstanding (mm) (1) $25,474.9 $858.2 $791.7 $725.2 $658.6 $592.1 $575.5 $541.6 M a r k e t C a p i ta li z at i on 15,138.0 434.0 434.0 434.0 434.0 434.0 434.0 434.0 Plus: Debt (12/31/2023) (1,310.0) (45.0) (45.0) (45.0) (45.0) (45.0) (45.0) (45.0) L e ss : C a s h ( 12 / 31 / 2023) $39,302.9 $1,247.3 $1,180.7 $1,114.2 $1,047.7 $981.2 $964.5 $930.6 To ta l E n t e r p r i se V a l u e 34% 27% 20% 13% 5% 4% - I m p l i e d En t e r p r i s e Va l ue P r e m i um I mp li e d S h a r e P r i ce P r e m i u ms - 58% 46% 33% 21% 9% 6% - $8.24 P r e m i um t o Cu rr e nt S t oc k P r i c e - 52% 40% 28% 17% 5% 2% (4%) $8.58 ( D i s co un t ) / P r e m i um t o 52 - Wee k H i g h - 67% 54% 42% 29% 16% 13% 6% $7.77 ( D i s co un t ) / P r e m i um t o 30 D ay V W A P - 76% 62% 49% 35% 22% 18% 12% $7.39 ( D i s co un t ) / P r e m i um t o 90 D ay V W A P A d j . EB I T D A (2) 15.8x 8.6x 8.1x 7.7x 7.2x 6.7x 6.6x 6.4x $145.4 FY2023E 14.7x 7.9x 7.5x 7.1x 6.7x 6.2x 6.1x 5.9x $157.4 FY2024P P r i v at e C omp a n y EB I T D A (3) 8.0x 7.6x 7.1x 6.7x 6.3x 6.2x 6.0x $156.1 FY2023E - 7.4x 7.0x 6.7x 6.3x 5.9x 5.8x 5.6x $167.5 FY2024P - 7.1x 6.7x 6.3x 6.0x 5.6x 5.5x 5.3x $176.0 FY2024P (Run - Rate) (4)

Preliminary Draft – Confidential

Analysis of Selected Public Companies – Forward EBITDA Valuation

EV / 2023E Adj. EBITDA


Public Franchisees (U.S. Listed)
Small-Cap LSR Median: 6.7x
Small-Cap FSR Median: 7.6x
Reference (Non-U.S. Listed) Median: 16.3x
Reference: RBI
6.6x
6.5x
6.6x
15.0x
6.7x
5.7x
9.4x
8.8x
6.4x
4.4x
31.4x
16.3x
4.4x
15.8x
Consensus
Management
Arcos Dorados
noodles
Domino's (ASX:DMP)
Alsea

	Consensus	Management	Arcos Dorados	Potbelly	Pollo Loco	Noodles	Chuy's	BJ's	ONE Group	Red Robin	Jubilant Foodworks	Domino's (ASX:DMP)	Alsea	RBI
EV / 2023E Adj. EBITDA	6.6x	6.5x	6.6x	15.0x	6.7x	5.7x	9.4x	8.8x	6.4x	4.4x	31.4x	16.3x	4.4x	15.8x
Enterprise Value:	$951	$951	$3,002	$369	$362	$193	$546	$841	$230	$321	$4,124	$4,030	$4,043	$39,303
'23E Adj. EBITDA:	$143	$145	$455	$25	$54	$34	$58	$96	$36	$73	$131	$247	$915	$2,493

EV / 2024P Adj. EBITDA


Public Franchisees (U.S. Listed)
Small-Cap LSR Median: 6.8x
Small-Cap FSR Median: 6.1x
Reference (Non-U.S. Listed) Median: 14.6x
Reference: RBI
6.2x
6.0x
5.9x
13.6x
6.8x
4.8x
9.2x
7.5x
4.7x
4.2x
23.5x
14.6x
4.0x
14.7x
Consensus
Management
Arcos Dorados
noodles
Domino's (ASX:DMP)
Alsea

	Consensus	Management	Arcos Dorados	Potbelly	Pollo Loco	Noodles	Chuy's	BJ's	ONE Group	Red Robin	Jubilant Foodworks	Domino's (ASX:DMP)	Alsea	RBI
EV / 2024P Adj. EBITDA	6.2x	6.0x	5.9x	13.6x	6.8x	4.8x	9.2x	7.5x	4.7x	4.2x	23.5x	14.6x	4.0x	14.7x
'24P Adj. EBITDA:	$153	$157	$512	$27	$53	$40	$60	$113	$48	$77	$175	$276	$1,008	$2,673
'23E – '24P Adj. EBITDA Growth:	6.9%	8.3%	12.4%	10.8%	(1.5%)	17.8%	2.3%	17.6%	34.5%	4.9%	33.4%	11.7%	10.2%	7.2%

Sources: Company filings, Wall Street research and S&P Capital IQ as of January 10, 2024.
Note: Adjusted EBITDA figures reflects consensus estimates. Burdened by stock-based compensation and pre-opening costs.

18

P r e limina r y Dr a f t – Con f i d e n t ial ’ 23 E – ’ 24 P Pr o jec t ed Gr o w t h 2023 E S ize a n d S cale A dj. EB I TDA Gro w th RL EB I TDA Gro w th R e venue Gro w th Un i t Gro w th A dj. EB I TDA M a rgin RL EB I TDA M a rgin A dj. EB I TDA RL EB I TDA Tot a l R e venue S ystem wi de Un i ts ( % Franch i sed) 19 Analysis of Selected Public Companies – Scale and Growth Benchmarking 2 , 3 5 0 ($Millions) $4 , 3 5 0 $250 $475 20 . 0% 10 .0% 15 . 0% 5 .0% 15 . 0% 0 .0% 25 . 0% (5.0%) (0%) 50 $300 $50 $20 Sources: Company filings, Wall Street research and S&P Capital IQ as of January 10, 2024. Note: Adjusted EBITDA figures reflects consensus estimates. Burdened by stock - based compensation and pre - opening costs. 40 . 0% 0 .0% 35 . 0% (5.0%) 2,322 (100% ) 1,079 (100% ) 514 (18%) 490 (38%) 474 (20%) 431 (13%) 217 (0%) 101 (0%) 68 $4,311 $1,875 $1,339 $1,301 $505 $490 $467 $462 $340 $242 $171 $145 $81 $74 $66 $63 $52 NA $455 $143 $96 $73 $58 $54 $36 $34 $25 19.5% 16.0% 16.0% 15.7% 13.8% 13.4% 13.2% 12.9% NA 12.6% 11.6% 10.6% 10.6% 7.6% 7.1% 6.8% 5.6% 5.0% 14.7% 8.4% 6.9% 3.4% 2.0% 1.8% 1.0% 0.6% 0.6% 21.4% 6.2% 5.3% 4.5% 4.3% 3.2% 0.6% (1.6%) (2.8%) 16.4% 12.9% 12.4% 6.2% 3.2% 2.8% 1.1% 0.8% NA 34.5% 17.8% 17.6% 12.4% 10.8% 6.9% 4.9% 2.3% (1.5%)

Preliminary Draft – Confidential

Preliminary Discounted Cash Flow Analysis

($Millions)	Year Ending December 31, 2024P	2025P	2026P	2027P	2028P	Normalized Terminal Year
Revenue	**$1,963.9**	**$2,045.2**	**$2,133.2**	**$2,228.0**	**$2,328.8**	**$2,328.8**
Adjusted EBITDA	**$162.5**	**$167.4**	**$177.3**	**$189.3**	**$202.0**	**$202.0**
Less: Stock-based Compensation	(5.0)	(5.0)	(5.0)	(5.0)	(5.0)	(5.0)
Less: Pre-Opening Expenses	(0.1)	(0.3)	(0.4)	(0.5)	(0.5)	(0.5)
Adjusted EBITDA (net of SBC)	**$157.4**	**$162.1**	**$171.9**	**$183.9**	**$196.5**	**$196.5**
Less: D&A[1]	(75.0)	(79.0)	(82.2)	(85.4)	(88.9)	(77.1)
EBIT	**$82.4**	**$83.1**	**$89.7**	**$98.5**	**$107.6**	**$119.4**
Less: Taxes[2]	(21.0)	(21.2)	(22.9)	(25.1)	(27.4)	(30.4)
Net Operating Profit After Tax (NOPAT)	**$61.4**	**$61.9**	**$66.9**	**$73.4**	**$80.2**	**$88.9**
Plus: D&A	75.0	79.0	82.2	85.4	88.9	77.1
Less: NWC (Increase) / Decrease	(10.0)	(3.0)	2.0	2.0	2.0	2.0
Unlevered CFO	**$126.4**	**$137.9**	**$151.1**	**$160.8**	**$171.1**	**$168.1**
Less: Capex	(85.0)	(81.2)	(72.3)	(77.0)	(77.1)	(77.1)
Unlevered FCF	**$41.4**	**$56.7**	**$78.8**	**$83.8**	**$93.9**	**$90.9**
Present Value of Unlevered FCF	**$39.1**	**$47.8**	**$59.3**	**$56.3**	**$56.4**	
Terminal Value at 3.0% Growth Rate						**$1,101**
Present Value of Terminal Value[3]						**$625**
Sum of PV of Unlevered FCF						$259
Sum of PV of NOLs						$30
Total Enterprise Value						**$914**
Less: Net Debt (Q4, 2023)						(389)
Equity Value						**$525**
FDSO[4]						65.700
Implied Price Per Share (rounded to the nearest 5 cents)						**$8.00**

Implied Price Per Share			
Perpetuity Growth	Discount Rate 11.0%	12.0%	13.0%
2.5%	$9.00	$7.45	$6.20
3.0%	$9.70	$8.00	$6.60
3.5%	$10.50	$8.60	$7.10

Implied Terminal EBITDA Multiple[5]			
Perpetuity Growth	Discount Rate 11.0%	12.0%	13.0%
2.5%	5.9x	5.3x	4.8x
3.0%	6.3x	5.6x	5.1x
3.5%	6.7x	6.0x	5.4x

Implied Price Per Share @ 3.0% Perpetuity Growth			
Annual Outperformance / Implied 2024P EBITDA	Discount Rate 11.0%	12.0%	13.0%
0.0% / $162.5 (Base Case)	$9.70	$8.00	$6.60
+7.7% / $175.0	$10.30	$8.60	$7.20
+18.7% / $192.9	$11.15	$9.40	$8.00

Source: FLAME financial projections provided by FLAME Management, as approved for Jefferies' use by the Special Committee. Note: Share prices in sensitivity table are rounded to nearest $0.05. DCF assumes valuation as of December 31, 2023.

1) Depreciation & amortization is equal to capex in the terminal year.
2) Based on effective tax rate of 25.5% per Company Management. This does not reflect benefit from NOLs.
3) Based on illustrative perpetuity growth rate of 3%. Based on illustrative discount rate of 12%. Assumes mid-year convention.
4) Fully diluted shares outstanding includes basic shares outstanding (51.602 million), convertible preferred stock (9.415 million), non-vested common shares (2.885 million), 2023 PSUs (0.798 million), 2024 executive grants (0.488 million), 2024 employee awards (0.326 million), 2024 director awards (0.085 million) and stock options (0.925 million @ $7.12 strike price).
5) Based on EBITDA net of SBC and pre-opening expenses.

20

P r e limina r y Dr a f t – Con f i d e n t ial Source: FLAME financial projections provided by FLAME Management, as approved for Jefferies’ use by the Special Committee. Federal and state tax rates per FLAME Management. (1) WOTC credit usage in any given year can not exceed the excess of the tax liability less 25% of the tax liability in excess of $25,000. (2) Reflects expiry of all unused state NOLs in final year of state carryforward period. (3) Cost of equity calculated using FLAME unlevered beta and the size premium of FLAME per Duff & Phelps Cost of Capital Navigator. K e y P o i n t s Financial data per FLAME Management as of D e c e m b e r 2 0 23 I l lust r at i v e 3. 0% l o n g - te r m g r owth r ate app l i e d to 2 0 2 9P – 2 0 4 2 P p r e - tax i n come Starting NOLs (as of 12/31/2022) per FLAME Management: — $ 1 2 5 . 9 m i l l i o n in f ed e r al N OLs su bj e ct to a max i mu m us a g e of 8 0 % of taxa b le i n come fr om 2 0 24 o n w a r d — $ 4 3. 9 m i l l i o n in W OTC cr e d its su bj e ct to a max i mu m us a g e of ~ 7 5 % of the tax liability (1) — $ 5 5 0 . 5 m i l l i o n in state N OLs in 22 stat e s w ith op e r at io n s 2 1 . 0% f ed e r al tax r ate State tax r ate of 5 . 3 5 % b as e d on a g g r e g a t e state taxe s in 2 0 22 Illustrative Preliminary NOL Analysis – Without 382 Limitation ($ i n m i l l i o ns, e xc e pt p e r sh a r e d ata) 21 Y ea r Ending D e ce m b e r 31, '29P - '42P 2028P 2027P 2026P 2025P 2024P 2023E $1,580.7 $89.8 $80.7 $71.3 $61.5 $59.8 $43.7 FLAME Pre - Tax Income - - - - $34.4 $82.2 $125.9 Beg. Federal NOL Balance - - - - (34.4) (47.8) (43.7) F e d e r a l NOL G a in / (U s e d) - - - - - 34.4 82.2 End Federal NOL Balance - - - - $34.4 $47.8 $43.7 Federal NOLs Used 21.0% 21.0% 21.0% 21.0% 21.0% 21.0% 21.0% Tax Rate $0.0 $0.0 $0.0 $0.0 $7.2 $10.0 $9.2 CF I m p ac t o f F e d e r a l NOLs $1,580.7 $89.8 $80.7 $71.3 $27.1 $12.0 - Remaining Taxable Income after Federal NOLs Used - - - $14.5 $34.9 $43.9 $43.9 Beg. WOTC Credit Balance - - - (14.5) (20.4) (9.0) - W OTC Cr e dit G a in / (U s e d) - - - - 14.5 34.9 43.9 End WOTC Credit Balance - - - $14.5 $20.4 $9.0 - WOTC Credits Used 21.0% 21.0% 21.0% 21.0% 21.0% 21.0% 21.0% Tax Rate $0.0 $0.0 $0.0 $3.0 $4.3 $1.9 - CF I m p ac t o f W OTC Cr e dits $268.5 $275.1 $388.4 $421.3 $463.5 $512.0 $550.5 Beg. State NOL Balance (106.6) (6.7) (25.4) (32.9) (42.2) (48.5) (38.5) St a te NOL G a in / (U s e d) (161.9) - (87.8) - - - - State NOL Expiration (2) - 268.5 275.1 388.4 421.3 463.5 512.0 End State NOL Balance $5.7 $0.4 $1.4 $1.8 $2.3 $2.6 $2.1 CF I m p ac t o f St a te NOLs $5.7 $0.4 $1.4 $4.8 $13.8 $14.5 T o t a l C as h Fl o w I m p ac t 4.5 3.5 2.5 1.5 0.5 Discount Period 52.3% 60.4% 69.8% 80.6% 93.0% Discount Rate $1.1 $0.2 $0.8 $3.4 $11.1 $13.5 PV o f T o t a l NOLs Co s t o f E q uity (3) Present Value of Total NOLs 15.5% $30.1

Preliminary Draft – Confidential

Analysis of Selected Precedent Franchisee Restaurant M&A Transactions

Franchisee transaction multiples have ranged from 5x to 10x – based on scale, brands and performance metrics (e.g., restaurant level economics)

Acquiror	Target	Date	EV / LTM Adj. EBITDA
Restaurant Brands International	FLAME	Jan-24	6.6x[1]
Brentwood & Sixth Street	Far West Services	Nov-23	Undisclosed
Southpaw	Taco Bell Franchisee	Jun-23	Undisclosed
Undisclosed	Leading LSR Franchisee	Feb-23	Undisclosed
McDonald's	Caspers Company	Jul-22	Undisclosed
Fresh Dining Concepts	Auntie Anne's	Mar-22	Undisclosed
Orangewood	Pacific Bells	Sep-21	Undisclosed
Mubadala	K-MAC Enterprises	Jun-21	Undisclosed
Flynn Restaurant Group	NPC	Mar-21	Undisclosed
The Halifax Group	PJ United	Dec-20	Undisclosed
Restaurant Brands New Zealand	Great American Chicken Corp	Sep-20	Undisclosed
Triton Pacific	Tasty Restaurant Group	Dec-19	Undisclosed
Bessemer Investors	Kormex Foods	Sep-19	Undisclosed
Carrols Restaurant Group	Cambridge Franchise Holdings (Popeyes and Burger King Franchisee)	Feb-19	Undisclosed
Flynn Restaurant Group	U.S. Beef Corp. (Arby's Franchisee)	Dec-18	Undisclosed
ICV Partners	Diversified Restaurant Holdings	Nov-18	7.3x
Pritzker Group	KBP Foods	Mar-18	Undisclosed
DRG Southeast	NPC International (Olympus Partners)	Jan-18	Undisclosed
GPS Hospitality	Strategic Restaurants Acquisition Corp	Dec-16	Undisclosed
Lee Equity	Taco Bell & KFC Franchisee (K-MAC Enterprises)	Dec-16	Undisclosed
Median			**7.7x**
Average			**7.7x**

Sources: Company filings, MergerMarket, Moody's, S&P Capital IQ, online news estimates.
Note: "Undisclosed" multiples includes known multiples not publicly disclosed.
1) Represents a purchase price of $965M and 2023 management Adj. EBITDA of $145.4M.

22

P r e limina r y Dr a f t – Con f i d e n t ial 25% 26% Illustrative M & A P remiums Paid A nalysis (For Refere nce Only) 23 U.S. M&A All - Cash Transactions, Closed Since January 1, 2013 S o u r c e : R e fi n i t i v a s o f J a nu a ry 9, 2024. Note: Share prices are rounded to nearest $0.05. (1) Data represents 293 all - cash transactions with Implied Equity Values of $500M to $2.0B involving U.S. domiciled and publicly listed traded targets. Excludes financial firms, (2) Data represents 20 all - cash restaurant transactions involving U.S. domiciled and publicly listed traded targets. (3) Implied price based on premiums applied to share price as of close on January 10, 2024. 75 th Per cen t i l e Implied FLAME p r i ce p er s h a r e (3) 25 th Per cen t i l e 1 - D ay Prem i u m 30 - D ay Prem i u m 30% n – nsactions (2) dia T r a M e Restaurant M e d i a n – A l l Indust rie s (1) 30 - Day 1 - Day 30 - Day 1 - Day $11.15 $11.15 $13.00 $12.60 $ 1 0 . 3 5 $10.30 $11.25 $10.75 $9.55 $9.65 $10.20 $9.80 37%

Preliminary Draft – Confidential

Selected Restaurant Premiums Paid (For Reference Only)

U.S. Restaurant M&A All-Cash Transactions, Closed Since January 1, 2013

Date Announced	Target Name	Acquiror Name	TEV ($M)	1 Day Premium	30 Day Premium
1/11/2024	FLAME	RBI Proposal	$965	6.2%	9.2%
8/7/2023	Fiesta Restaurant Group	Authentic Restaurant Brands	231	8.1%	7.2%
5/3/2023	Ruth's Hospitality Group	Darden Restaurants	700	34.1%	33.6%
12/6/2021	Del Taco Restaurants	Jack in the Box	575	66.1%	45.8%
7/2/2021	J Alexanders Holdings	SPB Hospitality	211	32.0%	24.0%
1/6/2020	Habit Restaurants	Yum! Brands	371	33.2%	29.0%
6/24/2019	Del Frisco's Restaurant Group	Harlan Parent	650	18.9%	15.3%
9/25/2018	Sonic Corp	Inspire Brands	1,588	18.8%	28.7%
8/17/2018	Zoe's Kitchen	Cava Group	250	33.4%	23.1%
8/2/2018	Jamba	Focus Brands	203	17.2%	17.5%
2/20/2018	Fogo De Chao	Rhone Capital	456	25.5%	12.5%
9/19/2017	Bob Evans Farms	Post Holdings	1,541	5.6%	15.1%
2/21/2017	Popeyes Louisiana Kitchen	Restaurant Brands International	1,651	19.6%	27.7%
5/9/2016	Krispy Kreme Doughnuts	JAB Beech	1,309	24.6%	33.3%
3/14/2016	Fresh Market	Apollo Global Management	1,341	17.3%	20.1%
6/4/2015	Biglari Holdings	Lion Fund II	242	13.6%	15.6%
9/29/2014	Einstein Noah Restaurant Group	Investor Group	376	51.2%	42.3%
9/8/2014	Annies	General Mills	816	35.7%	59.1%
8/11/2014	Chiquita Brands International	Investor Group	681	44.1%	35.5%
2/5/2014	Green Mountain Coffee Roasters	Coca-Cola	832	62.7%	61.8%
1/16/2014	CEC Entertainment	Apollo Global Management	948	11.5%	23.7%
			75th Percentile	**35.3%**	**35.0%**
			Median	**25.0%**	**25.8%**
			25th Percentile	**17.2%**	**16.1%**

Preliminary Draft- Analysis and Assumptions Subject to Refinement/Change

Source: Refinitiv as of January 9, 2024. Represents all-cash transactions with Implied Equity Values of $200M to $2.0B involving restaurant U.S. domiciled and publicly listed traded targets.

24

P r e limina r y Dr a f t – Con f i d e n t ial F LAME Adj. N T M EBI T D A N e t D e bt $167M $347M $177M $287M $202M $109M $189M $202M Ad j . E B I T D A Mul t i p l e : 6. 2 x ( Cu rr ent) Ad j . E B I T D A Mul t i p l e : 7. 1 x ( 1 - Year Aver age) Th e o r e tical Futu r e P r ice P V of Th e o r e tical Futu r e P r ice $145M $389M 25 Illustrative Theoretical Future Stock Price (For Reference Only) Illustrative Present Value of Theoretical Future Stock Price Summary (1) $8 . 2 4 $12 . 7 4 $14 . 7 0 $17 . 2 7 $20 . 0 3 $11 . 0 5 $11 . 0 0 $11 . 2 0 $11 .2 5 $5 $0 Today (1/10) 2024P Source: FLAME financial projections provided by FLAME Management, as approved for Jefferies’ use by the Special Committee. (1) Present value of future stock price discounted based on mid - point cost of equity of 15.5%. $ 1 0 $ 1 5 $ 2 0 2 0 2 5 P 2 0 2 6 P 2 0 2 7 P $8 . 2 4 $10 . 4 8 $12 . 3 1 $14 . 7 1 $17 . 2 9 $9 . 0 5 $9 . 2 0 $9 .5 5 $9 . 7 0 $5 $0 $ 1 0 $ 1 5 $ 2 0 T o day ( 1 / 1 0 ) 2 0 2 4 P 2 0 2 5 P 2 0 2 6 P 2 0 2 7 P

Selected RBI Considerations 26

Preliminary Draft – Confidential

Growing Through Acquisitions: An RBI Case Study

Key Points

- Restaurant Brands International was formed in 2014 through the merger of two iconic brands: Burger King and Tim Hortons
- In 2017, RBI acquired Popeyes Louisiana Kitchen for $1.8B (20.7x LTM EBITDA), adding another well-known QSR brand to its portfolio
- In 2021, the Company acquired Firehouse Subs for $1.0B
- Today, RBI has over 30,000 restaurants in more than 100 countries and does $40B+ in annual system-wide sales

Stock Price Performance Through Acquisitions

($Millions, except per share data)



Price
$100.00
$80.00
$60.00
$40.00
$20.00
$0.00
Dec-14
Dec-15
Dec-16
Dec-17
Dec-18
Dec-19
Dec-20
Dec-21
Dec-22
Dec-23
EV: ~$12.1 billion
EV / EBITDA: 15.4x
Premium: 28.7%(1)
1-Day Price Change: 6.9%
EV: ~$1.8 billion
EV / EBITDA: 20.7x
Premium: 19.6% (2)
1-Day Price Change: 2.1%
EV: $1 billion
EV / EBITDA: 20.0x
$78.63

Trading Summary

	(1/10/24)
Share Price	**$78.63**
52 - Week High	$79.45
52 - Week Low	$59.99
Diluted Shares Outstanding	323.98
Implied Equity Value	$25,475
(+) Total Debt	13,382
(+) Minority Interest	1,756
(-) Cash & Equivalents	(1,310)
Implied Enterprise Value	$39,303
2023E Consensus Adj. EBITDA	$2,493
2024P Consensus Adj. EBITDA	$2,673
EV / 2023E Consensus Adj. EBITDA	15.8x
EV / 2024P Consensus Adj. EBITDA	14.7x

RBI's Portfolio Evolution Over Time



Systemwide Sales
~$23B
~$30B
~$34B
~$35B
~$40B
2014
2017
2019
2021
LTM Q3'23
19,043 Units
24,407 Units
27,086 Units
29,456 Units
30,375 Units

Preliminary Draft- Subject to Refinement/Change

Sources: Company filings, MergerMarket, Moody's, online news estimates, S&P Capital IQ as of January 10, 2024.
Note: Adjusted EBITDA figures reflects consensus estimates. Burdened by stock-based compensation and pre-opening costs.
1) Premium calculated based off the unaffected stock price on August 22, 2014 of C$68.78.
2) Premium calculated based off the unaffected stock price on February 10, 2017 of $66.04.

27

P r e limina r y Dr a f t – Con f i d e n t ial 28 Illustrative RBI Value Creation / Preliminary EPS Accretion Analysis (For Reference Only) Source: FLAME financial projections provided by FLAME Management, as approved for Jefferies’ use by the Special Committee. 1) Private Company EBITDA adds back stock - based compensation, pre - opening costs & public to private cost savings estimated at $5.0mm annually. 2) RBI holds 9,414,580 FLAME shares, equal to 14.7% of total basic shares outstanding. 3) Pre - synergy RBI multiple differential calculated as RBI 2024P EBITDA multiple less FLAME 2024P standalone private company purchase multiple (including impact of illustrative fees). Post - synergy RBI multiple differential calculated as RBI 2024P EBITDA multiple less FLAME PF 2024P purchase multiple. T r a n s a c t i o n A s s u m pt i o ns Il l us t ra t i ve t ra nsa c t i on cl ose on 12/31/2023 T ra nsa c t i on fi nanced usi ng e x i sting ca sh on RB I’s b a l a nce sh e et 2024 P pro form a E B I T D A of $ 2 , 85 5 million — I n cl u des $1 5 m illi on of i ll us t ra t i ve sy n e rgies i n c l u d i ng pu b li c compa ny savings RBI 2 0 24 P E B I T D A m ul t i p l e b a sed on current trading statistics Various Theoretical Purchase Prices $13.00 $12.00 $11.00 $10.00 $9.00 58% 46% 33% 21% 9% Pr e m i u m t o C u rr e nt S t o c k Pr i c e 7.4x 7.0x 6.7x 6.3x 5.9x I m p li e d 2024P EB I TDA Mu l t i p l e ( P r e - S y n e r g i e s ) $168 $168 $168 $168 $168 FLAME 2024P Standalone Private Company EBITDA (1) $1,247 $1,181 $1,114 $1,048 $981 To t a l E n t e r p r i se Va l ue 30 30 30 30 30 Pl us: I ll us t r a t i v e T o t a l F ee s & E x p e nses (122) (113) (104) (94) (85) Less: Implied Value of FLAME Shares Held by RBI (2) $1,155 $1,098 $1,041 $984 $926 To t a l T r a n s a c ti on C on s i d e r a ti on P r o F o r m a Current $155 $212 $269 $326 $384 $1,310 R BI Ca s h 13,382 13,382 13,382 13,382 13,382 13,382 R BI D e bt 4.6x 4.6x 4.6x 4.6x 4.6x 4.5x R BI N e t D e bt / 2024P S y n e r g i z e d EB I TDA Pre - Synergies $168 $168 $168 $168 $168 FLAME 2024P Standalone Private Company EBITDA (1) 7.1x 7.5x 7.9x 8.3x 8.7x R BI Mu l t i p l e D i ff e r e n t ia l (3) (78) (78) (78) (78) (78) L e ss : C u r r e nt V al ue o f FL A ME S h a r e s H e l d by R B I (2) $1,109 $1,175 $1,242 $1,308 $1,375 To t a l Va l ue C r e a ti on $3 . 42 / 4% $3 . 63 / 5% $3 . 83 / 5% $4 . 04 / 5% $4 . 24 / 5% V al ue A cc r e t i o n P e r S h a r e / % I n c r e a s e $0 . 06 / 2% $0 . 07 / 2% $0 . 07 / 3% $0 . 08 / 3% $0 . 09 / 3% E P S A cc r e t i o n P e r S h a r e / % I n c r e a s e Post - Synergies $178 $178 $178 $178 $178 FLAME PF 2024P EBITDA (Including $15M of Synergies) 7.5x 7.9x 8.3x 8.6x 9.0x R BI Mu l t i p l e D i ff e r e n t ia l (3) (78) (78) (78) (78) (78) L e ss : C u r r e nt V al ue o f FL A ME S h a r e s H e l d by R B I (2) $1,256 $1,322 $1,389 $1,455 $1,522 To t a l Va l ue C r e a ti on $3 . 88 / 5% $4 . 08 / 5% $4 . 29 / 5% $4 . 49 / 6% $4 . 70 / 6% V al ue A cc r e t i o n P e r S h a r e / % I n c r e a s e $0 . 08 / 3% $0 . 09 / 3% $0 . 09 / 3% $0 . 10 / 3% $0 . 11 / 4% E P S A cc r e t i o n P e r S h a r e / % I n c r e a s e $147 $147 $147 $147 $147 I m p li e d Va l ue C r e a ti on f r om S yn e r g i e s

Preliminary Draft – Confidential

RBI Strategic Rationale and Illustrative Refranchising Analysis

Pros

- Creates opportunity for strategically enhanced franchisee base
- Positions for value creation via re-sale based on greater RL margins
- Removes significant concentration in a separate franchisee (FLAME owns ~15% of the domestic Burger King system as of Q3'23)
- Ability to control the investment around the Reclaim the Flame campaign
- In the future if RBI decides to refranchise, the Company can spread out units to get more franchisees involved in the system
- Eliminates public reporting / visibility into largest RBI franchisee

Cons

- Could see leakage based on ultimate proceeds and timing if refranchising is pursued
- Potential to experience multiple contraction given company-owned models typically trade at lower multiples relative to highly franchised systems

	Various Theoretical Purchase Prices				
	$9.00	$10.00	$11.00	$12.00	$13.00
Premium to Current Stock Price	*9%*	*21%*	*33%*	*46%*	*58%*
Implied 2024P EBITDA Multiple (Pre-Synergies)	5.9x	6.3x	6.7x	7.0x	7.4x
FLAME 2024P Standalone Private Company EBITDA[1]	$168	$168	$168	$168	$168
Total Enterprise Value	**$981**	**$1,048**	**$1,114**	**$1,181**	**$1,247**
Plus: Illustrative Total Fees & Expenses	30	30	30	30	30
Less: Implied Value of FLAME Shares Held by RBI[2]	(85)	(94)	(104)	(113)	(122)
Total Transaction Consideration	**$926**	**$984**	**$1,041**	**$1,098**	**$1,155**
FLAME 2024P Restaurant-Level EBITDA	$261	$261	$261	$261	$261
Illustrative 1% RL Margin Improvement	$20	$20	$20	$20	$20
FLAME PF 2024P Restaurant-Level EBITDA	**$281**	**$281**	**$281**	**$281**	**$281**

Restaurant Resale Value	**PF Value Creation Per Share / Premium**				
4.0x	$0.61 / 1%	$0.43 / 1%	$0.26 / 0%	$0.08 / 0%	($0.09) / (0%)
5.0x	$1.48 / 2%	$1.30 / 2%	$1.13 / 1%	$0.95 / 1%	$0.77 / 1%
6.0x	$2.35 / 3%	$2.17 / 3%	$1.99 / 3%	$1.82 / 2%	$1.64 / 2%
7.0x	$3.21 / 4%	$3.04 / 4%	$2.86 / 4%	$2.68 / 3%	$2.51 / 3%

Before any potential wind down / restructuring expense

Preliminary Draft- Analysis and Assumptions Subject to Refinement/Change

Source: FLAME financial projections provided by FLAME Management, as approved for Jefferies' use by the Special Committee.
1) Private Company EBITDA adds back stock-based compensation, pre-opening costs & public to private cost savings estimated at $5.0mm annually.
2) RBI holds 9,414,580 FLAME shares, equal to 14.7% of total shares outstanding.

29

Appendix 30

Preliminary Draft – Confidential

FLAME Shareholder Overview

Investor Name	Position Shares	Position ($MM)	Pct. of S/O (%)	Equity AUM ($MM)	Style
BlackRock Fund Advisors	2,541,518	$18.8	4.0%	$3,096,676.8	Index
Dimensional Fund Advisors LP	2,018,406	15.0	3.2%	497,968.4	Generalist
The Vanguard Group, Inc.	1,618,239	12.0	2.5%	5,222,286.0	Index
Divisadero Street Capital Management LP	1,495,237	11.1	2.3%	347.3	Hedge Fund
Solel Partners LP	1,340,062	9.9	2.1%	771.2	Hedge Fund
Royce & Associates LP	978,198	7.2	1.5%	11,980.1	Value
Acadian Asset Management LLC	859,120	6.4	1.3%	35,160.5	Hedge Fund
Renaissance Technologies LLC	801,342	5.9	1.3%	63,896.2	Hedge Fund
Geode Capital Management LLC	738,219	5.5	1.2%	1,079,183.0	Index
Invesco Capital Management LLC	730,757	5.4	1.1%	209,031.5	Generalist
SSgA Funds Management, Inc.	708,506	5.3	1.1%	2,053,824.5	Index
Hillsdale Investment Management, Inc.	624,820	4.6	1.0%	1,204.3	Hedge Fund
Parametric Portfolio Associates LLC	619,608	4.6	1.0%	224,525.9	Index
Two Sigma Investments LP	563,905	4.2	0.9%	39,839.3	Hedge Fund
Two Sigma Advisers LP	551,961	4.1	0.9%	43,480.6	Hedge Fund
Arrowstreet Capital LP	509,960	3.8	0.8%	93,183.7	Hedge Fund
Assenagon Asset Management SA (Germany)	460,177	3.4	0.7%	36,373.9	Index
BlackRock Advisors LLC	443,439	3.3	0.7%	162,678.6	Generalist
EAM Investors LLC	422,852	3.1	0.7%	578.7	Growth
Bridgeway Capital Management LLC	410,325	3.0	0.6%	4,557.4	Growth
Total of Top 20 Institutions:	**18,436,651**	**$136.6**	**28.8%**		
Cambridge Franchise Holdings LLC	12,447,619	$92.2	19.5%		
Restaurant Brands International	9,414,580	69.8	14.7%		
Daniel Accordino	1,886,189	14.0	3.0%		
Anthony Hull	638,360	4.7	1.0%		
Deborah Derby	550,568	4.1	0.9%		
Total of Top 5 Insiders:	**24,937,316**	**$184.8**	**39.0%**		

Shareholder Base Analysis

Investor Breakdown



Insiders
33%
Retail
21%
Institutions
46%

Regional Breakdown



Mid-West
8%
Mid-Atlantic
14%
Int'l
8%
TX
3%
Other
18%
MA
14%
CA
8%
NY
27%

Ownership Summary by Fund Type

	No. of Institutions	No. of Shares	% of Institutional
Institutions			
Value	7	1,318,058	5.3%
Value	5	1,307,915	5.2%
GARP	1	8,109	<0.1%
Income	1	2,034	<0.1%
Growth	10	1,567,551	6.3%
Other	116	22,080,413	88.4%
Hedge Fund	32	8,388,913	33.6%
Index Fund	11	7,119,470	28.5%
Generalist	71	6,483,888	26.0%
Specialty	2	88,142	0.4%
Total	133	24,966,022	100.0%

Note: Account holdings are based on 13F filings (as of 9/30/23 or most recent available). Insider holdings based on Proxy and Form 4 filings.
Source: FactSet, Bloomberg and SEC filings.

31

P r e limina r y Dr a f t – Con f i d e n t ial 32 Source: FLAME financial projections provided by FLAME Management, as approved for Jefferies’ use by the Special Committee. Note: Share prices in sensitivity table are rounded to nearest $0.05. 1) Based on effective tax rate of 25.5% per FLAME Management. Assumes annual NOL utilization subject to Section 382 limitation. 2) Fully diluted shares outstanding includes basic shares outstanding (51.602 million), convertible preferred stock (9.415 million), non - vested common shares (2.885 million), 2023 PSUs (0.798 million), 2024 executive grants (0.488 million), 2024 employee awards (0.326 million), 2024 director awards (0.085 million) and stock options (0.925 million @ $7.12 strike price). 3) Share prices rounded to nearest $0.05. Assumes transaction leverage of 4.5x. Illustrative Leveraged Buyout Analysis (For Reference Only) I ll u s trative L evered F ree Cas h F low Sensitivities Tr an s a c t i on A ssu m p t i ons I l l us t ra ti v e t ransac t ion clo s e on 12 / 31 / 2023 Transac t ion L e v era g e of 4. 5x 2023 E Adju s t e d EB I T D A of ~$ 155 million — New Term Loan of $700 million @ S+450, 99 OID, 2.25% financing fee — R e pa yme nt of $300 mi l l i on of e xi s t ing no t e s at 1% p rem i um Ex it in 2028 at 7. 0x 2028 P A dju s t e d EB I T D A of $202 mi l l i on Year Ending December 31, $ Millions 2028P 2027P 2026P 2025P 2024P $2,328.8 $2,228.0 $2,133.2 $2,045.2 $1,963.9 Revenue 4.5% 4.4% 4.3% 4.1% 4.9% Growth $202.0 $189.3 $177.3 $167.4 $162.5 Adjusted EBITDA 8.7% 8.5% 8.3% 8.2% 8.3% % Margin 5.0 5.0 5.0 5.0 5.0 Plus: Public Company Costs (0.5) (0.5) (0.4) (0.3) (0.1) Less: Pre - Opening Expenses (12.6) (10.9) (9.4) (8.2) (8.1) Less: Cash Taxes (1) (46.8) (51.7) (55.9) (60.9) (66.8) Less: Cash Interest 2.0 2.0 2.0 (3.0) (10.0) Less: NWC (Increase) / Decrease (77.1) (77.0) (72.3) (81.2) (85.0) Less: Capex (7.0) (7.0) (7.0) (7.0) (7.0) Less: Mandatory Amortization $65.0 $49.2 $39.4 $11.8 ($9.4) Levered Free Cash Flow $479.1 $551.0 $607.3 $653.6 $672.4 Net Debt 2.4x 2.9x 3.4x 3.9x 4.1x Net Debt / EBITDA $124.9 $112.4 $105.0 $86.2 $77.5 FCF (EBITDA - Capex) S o u r ces $ M illi o n x Te r m L o a n Cash on Balance Sheet S p o n s o r E q u i t y T ot a l S o u r ces $700 45 414 $ 1 , 1 5 9 4 . 5 x 0 . 3 x 2 . 7 x 7 . 4 x x $ M illi o n Uses $509.1 $581.0 $637.3 $683.6 $702.4 Plus: Debt 3.6x $565 P u r c h a s e P r i c e ( @ $ 1 0 . 00 / s h a r e) (2) (30.0) (30.0) (30.0) (30.0) (30.0) Less: Cash 0.6x 94 R ep a y m ent o f C o nv e r t i b l e P r e f . S t oc k 2.8x 434 Refinancing Existing Debt 0.2x 30 Cash to Balance Sheet 0.2x 36 T o ta l Fe e s & E x pen s es 7.4x $1,159 T o ta l U ses I m pli e d P r ice P e r S h a r e @ 7 . 0 x E x i t ' 28 P A d j u s t e d T a r g e t I R R I m pli e d P r ice P e r S h a r e E x i t T a r g e t I R R 25.0% 22.5% 20.0% Multiple 25.0% 22.5% 20.0% EBITDA $7.75 $8.20 $8.65 6.5x $7.80 $8.20 $8.70 $190 $8.20 $8.70 $9.20 7.0x $8.15 $8.60 $9.15 $200 $8.65 $9.20 $9.75 7.5x $8.50 $9.00 $9.55 $210

P r e limina r y Dr a f t – Con f i d e n t ial 33 S o u r c e : C o mp a n y F ili n g s . 1) Final Premium / 1 - Day premium calculated based off the unaffected stock price on February 10, 2017 of $66.04. 2) 1 - Week Premium calculated based off the unaffected stock price on February 3, 2017 of $64.42, 1 week prior to the news leak on February 10, 2017. 3) 1 - Month Premium calculated based off the unaffected stock price on January 10, 2017 of $59.30, 1 month prior to the news leak on February 10, 2017. 4) Initial Premium calculated based of October 31, 2016 closing stock price of $53.38. Popeyes Acquisition Case Study – February 2017 Ke y P oint s Following an unsolicited bid from RBI, Popeyes was able to enhance value creation for shareholders through dialogue with another party Received three bids from both RBI and the other party over a 5 to 6 month period – RBI made three all cash bids for $64.00 per share (10/31/16), $74.00 per share (1/17/17) and $79.00 per share (2/17/17) – The other party offered three escalated bids in various cash / stock structures K e y ta k e aw ay s fr om the p r oc e ss i n clu d e : – RBI bumped its initial offer prior to gaining access to customary due diligence items – R B I w as w i l l i ng to s i g n stan d sti l l – RBI wanted to maintain exclusivity and prevent a go - shop to risk losing the asset – An undisclosed party leaked the transaction dialogue to the market a week prior to close P opeyes T r a n s a c t ion Premium St a t u s o f T ar g e t C o m p a n y T ra n s a ction Va lue ( $ b illi on ) D a te A nnoun c e d 1 - Month 1 - Week 1 - Day (3) 33.2% (2) 22.6% (1) 19.6% Public $1.8 2/21/2017 P ro x y a nd Bump A n a ly s is To t a l B u m p f r o m I n i t i a l Pr o p o s a l Fi n a l B id ( 2/17/2017) B id 2 ( 1/17/2017) B id 1 ( 10/31/2016) # o f B i d s f r o m Wi nn ing Par ty # o f B i d s Re c e i v e d # o f B i d der s # o f Par ti e s Involved Fi n a l Pre m ium I n i t i a l Pre m ium 1st B id to A nn . D a te A nnoun c e d 23.4% $79.00 $74.00 $64.00 3 6 2 2 (1) 19 . 6% $9.37 (4) 19.9% $9.39 2/21/201 7 113 da ys Imp li e d FLAME Pr i c e :

Preliminary Draft – Confidential

Tim Hortons Case Study – August 2014

Key Points

- In March 2014, following interest from Burger King and 3G Capital to acquire Tim Horton's, the Company contacted Berkshire Hathaway to see if they would be interested in financing a transaction
- After two unsuccessful initial bids (C$73.00 on 3/24/14 and C$78.00 on 5/12/14), submitted a third bid for C$82.50 on 6/27/14 without Berkshire Hathaway involved
  - Following this bid, Tim Horton's and their advisors began formal discussions with Burger King and 3G Capital after executing a confidential agreement on 7/9/2014
  - The other party offered three escalated bids in various cash / stock structures
- After a month of negotiation and continued resistance from Tim Hortons, Burger King submitted a fourth bid for C$88.50 on 8/15/14 that was ultimately accepted
- Key takeaways from the process include:
  - Burger King asked for a fixed exchange ratio and allowed for two representatives from Tim Hortons to join the combined Board of Directors
  - RBI wanted to maintain exclusivity and prevent a go-shop to lose the asset
  - Inclusion of breakage fees for each party (5.5% for Burger King payable on failure to raise financing and 4.0% for Tim Hortons as a customary breakage fee)
  - Following a media leak on 8/24/14, Burger King and Tim Hortons issued a joint press release explaining the strategic rationale ahead of closing on 8/26/14

Tim Hortons Transaction

Date Announced	Transaction Value ($billion)	Status of Target Company	Premium		
			1-Day	1-Week	1-Month
8/26/2014	$12.5	Public	28.7%[(1)]	30.6%[(2)]	47.4%[(3)]

Proxy and Bump Analysis

Date Announced	1st Bid to Ann.	Initial Premium	Final Premium	# of Parties Involved	# of Bidders	# of Bids Received	# of Bids from Winning Party	Bid 1 (3/24/2014)	Bid 2 (5/14/2014)	Bid 3 (6/27/2014)	Final Bid (8/15/2014)	Total Bump from Initial Proposal
8/26/2014	155 days	20.3%[(4)]	28.7%[(1)]	1	1	4	4	C$73.00	C$78.00	C$82.50	C$88.50	21.2%
Implied FLAME Price:		$9.42	$10.07									

Source: Company Filings.
1) Final Premium / 1-Day premium calculated based off the unaffected stock price on August 22, 2014 of C$68.78.
2) 1-Week Premium calculated based off the unaffected stock price on August 15, 2014 of C$67.74, 1 week prior to the news leak on August 22, 2014.
3) 1-Month Premium calculated based off the unaffected stock price on August 22, 2014 of C$60.05, 1 month prior to the news leak on August 22, 2014.
4) Initial Premium calculated based on March 24, 2014 closing stock price of C$60.67.

34